Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-251958, 333-268932, and 333-270656) and Form S-8 (Nos. 333-249313, 333-238582, and 333-264163) of Summit Therapeutics Inc. of our report dated February 20, 2024 relating to the financial statements, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
February 20, 2024